Ex_99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
February 25, 2022	(573) 778-1800

Southern Missouri Bancorp, Inc.

Announces Completion of Merger with Fortune Financial Corporation

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Southern Missouri” or the “Company,” NASDAQ: SMBC), parent company of Southern Bank, Poplar Bluff, Missouri, announced that its merger with Fortune Financial Corporation (“Fortune”), Arnold, Missouri, was completed today. Fortune was the parent company of FortuneBank, which was merged with and into Southern Bank.

Following the completion of the merger, Southern Missouri now operates 52 banking facilities in Missouri, Illinois, and Arkansas. Greg Steffens, President and Chief Executive Officer of Southern Missouri, commented, “We want to welcome the FortuneBank team members and customers to the Southern Bank family. We are looking forward to being a part of these growing markets in the St. Louis MSA and want to become a dependable partner for our customers there by placing an emphasis on impeccable customer service and innovative technology. We’re excited to help people do big things in and around St. Louis.”

In conjunction with the merger, Daniel Jones, Founder, Chairman & CEO of Fortune, has joined the boards of directors of Southern Missouri and Southern Bank. “Our partnership with Southern Missouri, as I have believed from our very first meeting, will be a tremendous benefit to our customers, employees and shareholders. We look forward to continuing to serve our community, as we have for the past 16 years, with the additional products and services brought to us through this partnership,” said Mr. Jones. “I am grateful to our customers, employees and shareholders for these past 16 years. I now look forward to continuing to serve them in my role as market chairman for Southern Missouri.”

As a result of the merger, each share of Fortune common stock held immediately prior to completion of the merger is being exchanged for 0.3025 shares of Southern Missouri common stock or $13.31 in cash (as adjusted based on Fortune’s capital and total number of shares outstanding immediately prior to closing) at the election of the shareholder, subject to the proration and allocation procedures set forth in the merger agreement. Southern Missouri paid approximately $31.7 million in merger consideration, comprised of stock and cash at a 60:40 ratio.

At December 31, 2021, Fortune reported total consolidated assets of $261.2 million, including loans, net, of $199.4 million, and deposits of $219.6 million. On a pro forma basis, the combined entity will hold assets of approximately $3.2 billion, including loans, net, of $2.6 billion, and deposits of $2.8 billion.

The firm of Armstrong Teasdale served as legal advisor to Fortune, while Silver, Freedman, Taff & Tiernan LLP served as legal advisor to Southern Missouri. Piper Sandler served as financial advisor to Fortune.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to diﬀer materially from the forward-looking statements, including: expected cost savings, synergies and other beneﬁts from Southern Missouri's merger and acquisition activities, including this acquisition and Southern Missouri's other acquisitions, might not be realized within the anticipated time frames or at all, and costs or diﬃculties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; potential adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or ﬁnancial markets, generally, resulting from the ongoing COVID-19 pandemic and any governmental or societal responses thereto; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; ﬂuctuations in interest rates and in real estate values; monetary and ﬁscal policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the U.S. Government and other governmental initiatives aﬀecting the ﬁnancial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-oﬀs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-eﬀective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; ﬂuctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely aﬀect our business; changes in accounting principles, policies, or guidelines; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing.

Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could diﬀer from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.